UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) November 30, 2006

VERI-TEK INTERNATIONAL, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50120 Pontiac Trail, Wixom, Michigan	48393
(Address of Principal Executive Offices)	(Zip Code)

(248) 560-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and restates Item 9.01 of the Current Report on Form 8-K filed by Veri-Tek International, Corp. (“Veri-Tek”) with the Securities and Exchange Commission (“SEC”) on December 4, 2006. Item 9.01 has been amended by removing subsections (a) and (b) thereof because financial statements are not required to be filed and subsection (c) thereof because it is not applicable. In addition, Item 2.01 has been amended and restated to reflect an increased assumption of indebtedness related to increased net working capital as of the closing date. The adjusted net working capital as of the closing date was approximately CAD$6.7 million, and as such did not fall within the range requiring an adjustment to the purchase price.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective November 30, 2006, the Company, through its wholly owned subsidiary, Manitex Liftking, ULC, an Alberta unlimited liability company (“Manitex Liftking”) completed the acquisition (the “Acquisition”) of all of the assets of Liftking Industries, Inc. an Ontario, Canada corporation (“Liftking”). The Acquisition was completed pursuant to the terms and conditions of the Asset Purchase Agreement dated October 19, 2006 with Liftking Industries, Inc., a copy of which was attached as Exhibit 2.1 to the Company’s current Report on Form 8-K, filed October 23, 2006, and which is incorporated herein by reference. The aggregate consideration (the “Consideration”) paid in connection with the Acquisition was approximately CAD$8.0 million, which is subject to a post-closing working capital adjustment. The Consideration was paid with (i) CAD$3.7 million, (ii) 266,000 exchangeable shares of common stock of Manitex Liftking, and (iii) a Non-Negotiable Subordinated Promissory Note for approximately CAD$3.2 million. The remaining portion of the consideration is composed of the Company’s assumption of approximately CAD$4.6 million of indebtedness of Liftking.

A copy of the press release issued by the Company announcing the completion of the Acquisition is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements Exhibits.

(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ David J. Langevin
	Name:	David J. Langevin
	Title:	Chairman and Chief Executive Officer

Date: February 13, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 4, 2006.(1)

(1)	Previously filed.